Exhibit 10.2

September 22, 2022

IG Acquisition Corp.

251 Park Avenue South, 8th Floor

New York, New York 10010

Re:	Sponsor Agreement

Ladies and Gentlemen:

This letter (this “Sponsor Agreement”) is being delivered to you in accordance with (a) that certain Business Combination Agreement, dated as of the date hereof (the “BCA”), by and among IG Acquisition Corp., a Delaware corporation (“SPAC”), PlayUp Limited, an Australian public company with Australian Company Number (ACN) 612 529 307 (the “Company”), Maple Grove Holdings Private Limited Company, a public limited company incorporated in the Republic of Ireland with registered number 725881 (“Parent”), and Project Maple Merger Sub, LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Merger Sub”), (b) that certain Scheme Implementation Deed (the “SID”) by and among SPAC, the Company and Parent, dated as of the date hereof, and (c) the transactions relating to and contemplated by the BCA and the SID (the foregoing transactions, collectively, the “Transactions”).

Certain capitalized terms used herein are defined in paragraph 5 hereof. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the BCA or the SID.

In order to induce SPAC, the Company and Parent to enter into the BCA and the SID and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, IG Sponsor LLC, a Delaware limited liability company (the “Sponsor”), and the undersigned individuals, each of whom is a member of SPAC’s board of directors (the “SPAC Board”) and/or management team (each, an “Insider” and collectively, the “Insiders”), hereby agrees with SPAC, the Company and Parent as follows:

1. Voting Support. Each of the Sponsor and each Insider agrees with Parent to:

(a) vote any SPAC Shares owned by it (all such shares, the “Covered Shares”) in favor of the Transactions and each other related proposal at the SPAC Stockholder Meeting and any other special meeting of SPAC’s stockholders called for the purpose of soliciting stockholder approval in connection with the consummation of the Transactions;

(b) when such SPAC Stockholder Meeting is held, appear at such meeting or otherwise cause the Covered Shares to be counted as present thereat for the purpose of establishing a quorum;

(c) vote (or execute and return an action by written consent), or cause to be voted at such SPAC Stockholder Meeting, or validly execute and return and cause such consent to be granted with respect to, all of such Covered Shares against (i) any SPAC Competing Transaction (as defined in the SID), (ii) any change in the present capitalization of SPAC or any amendment of SPAC’s amended and restated certificate of incorporation, except to the extent expressly contemplated by the BCA or as consented to in writing by the Company, and (iii) any other action that would reasonably be expected to materially impede, interfere with, delay, postpone or adversely affect the Transactions or any of the other transactions contemplated by the BCA or the SID or result in a breach of any covenant, representation or warranty or other obligation or agreement of SPAC under the BCA or the SID or result in a breach of any covenant, representation or warranty or other obligation or agreement of the Sponsor or the Insiders contained in this Sponsor Agreement;

(d) vote in favor of any other proposals set forth in the SPAC Proxy Statement to be filed by SPAC with the SEC relating to the Transaction (including any proxy supplements thereto, the “Proxy Statement”);

(e) vote for any proposal to adjourn or postpone the applicable stockholder meeting to a later date if (and only if) there are not sufficient votes for approval of the BCA and SID and any other SPAC Proposals or other proposals related thereto as set forth in the Proxy Statement on the dates on which such meetings are held; and

(f) not redeem any Covered Shares owned by it, him or her in connection with such shareholder approval.

Prior to any valid termination of the BCA and the SID, the Sponsor and each Insider shall (x) take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary under SPAC’s organizational documents and applicable Laws, or reasonably requested by SPAC, the Company or Parent, to consummate the Transactions on the terms and subject to the conditions set forth therein and (y) be bound by and comply with Section 7.02 of the BCA (Confidentiality), Section 13.1 of the SID (Confidentiality), Section 7.03 of the BCA (Exclusivity) and Section 9.1 of the SID (Exclusivity) (and any relevant definitions contained in any such Sections) as if such Person were a signatory to the BCA or SID with respect to such provisions. For the avoidance of doubt, the obligations of Sponsor and each Insider under this paragraph 1 will not be affected by a SPAC Board Recommendation Change.

2. Standstill Provision.

(a) Each of the Sponsor and each Insider agrees with Parent that, from the Closing Date until the adjournment of the third annual meeting of shareholders of Parent held following the Closing, it, he, or she shall not, and shall cause each of its, his, or her controlled Affiliates and controlled Associates and their respective principals, directors, general partners, officers, employees and agents and representatives acting on its behalf, not to, in each case directly or indirectly, in any manner, absent prior express written invitation or authorization by the Board:

(i) engage in any solicitation of proxies or become a “participant” in a “solicitation” (as such terms are defined in Regulation 14A under the Exchange Act) of proxies (including, without limitation, any solicitation of consents that seeks to call a special meeting of shareholders), in each case, with respect to securities of the Parent, other than the solicitation of proxies by the Parent Board member designated by Sponsor in furtherance of the recommendation of the Parent Board;

(ii) form, join, or in any way knowingly participate in any “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to the Parent Ordinary Shares (other than a “group” that includes all or some of the members of the Sponsor Group, but does not include any other entities or persons that are not parties to this Sponsor Agreement as of the date hereof; provided, however, that nothing herein shall limit the ability of an Affiliate of Sponsor or any Insider to join such a “group” following the execution of this Sponsor Agreement, so long as any such Affiliate agrees to be bound by the terms and conditions of this Sponsor Agreement);

(iii) deposit any Parent Ordinary Shares in any voting trust or subject any Parent Ordinary Shares to any arrangement or agreement with respect to the voting of any Parent Ordinary Shares, other than any such voting trust, arrangement or agreement solely among the members of the Sponsor Group that are parties to this Sponsor Agreement and otherwise in accordance with this Sponsor Agreement;

(iv) seek or submit, or knowingly encourage any person or entity to seek or submit, nomination(s) in furtherance of the appointment, election or removal of directors of Parent or seek, or knowingly encourage or take any other action with respect to the appointment, election or removal of any directors, in each case in opposition to the recommendation of the Parent Board;

(v) (A) make any proposal for consideration by shareholders at any annual or special meeting of shareholders of Parent, (B) publicly make any offer or proposal (with or without conditions) with respect to any merger, tender (or exchange) offer, acquisition, recapitalization, restructuring, disposition or other business combination involving any member of the Sponsor Group and Parent or any of its subsidiaries, (C) publicly encourage, initiate or support any third party in making an offer or proposal with respect to any merger, tender (or exchange) offer, acquisition, recapitalization, restructuring, disposition or other business combination involving Parent or any of its subsidiaries, or (D) publicly comment on any third party proposal regarding any merger, tender (or exchange) offer, acquisition, recapitalization, restructuring, disposition, or other business combination with respect to Parent or any of its subsidiaries by such third party, other than to support the recommendation of the Parent Board, or (E) call or seek to call a special meeting of shareholders;

(vi) seek, alone or in concert with others, representation on the Parent Board, except as specifically permitted under Section 2.02(c) of the BCA;

(vii) knowingly advise, knowingly encourage, knowingly support or knowingly influence any person or entity with respect to the voting or disposition of any securities of Parent at any annual or special meeting of shareholders with respect to the appointment, election or removal of director(s) of Parent, other than as recommended by the Parent Board; or

(viii) make any request or submit any proposal to amend the terms of this Agreement other than through non-public communications with Parent or the Parent Board that would not be reasonably expected to trigger public disclosure obligations for any person.

(b) Except as expressly provided in paragraph 2(a), Sponsor and each Insider shall be entitled to vote any Parent Ordinary Shares beneficially owned by them as each determines in its sole discretion.

(c) For the avoidance of doubt, nothing in this Agreement shall (i) prevent the Sponsor from selling, contracting to sell, pledging or otherwise disposing of, directly or indirectly, any Parent Ordinary Shares or (ii) prohibit or restrict any director on the Parent Board designated by Sponsor from exercising his or her rights and fiducary duties as a director of Parent or restrict his or her discussions with other members of the Parent Board and/or management, advisors, representatives or agents of Parent.

3. Remedies. The Sponsor and each Insider hereby agrees and acknowledges that: (i) SPAC, the Company and Parent would be irreparably injured in the event of a breach by the Sponsor or any Insider of their respective obligations under this Sponsor Agreement; (ii) monetary damages may not be an adequate remedy for such breach; (iii) the non-breaching party shall be entitled to seek an injunction, specific performance, or other equitable relief, to prevent breaches of this Sponsor Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy that such party may have in law or in equity; and (iv) the right to seek specific enforcement is an integral part of the transactions contemplated by this Sponsor Agreement and without that right, SPAC, the Company and Parent would not have entered into the BCA or SID.

4. Waiver of Adjustment Rights. The Sponsor and each Insider acknowledges and agrees that: under Section 4.3(b)(i) of the SPAC Certificate of Incorporation, each SPAC Class B Common Share shall automatically convert into one SPAC Class A Common Share (the “Initial Conversion Ratio”) at the time of the Transactions, and (B) Section 4.3(b)(ii) of the amended and restated certificate of incorporation provides that the Initial Conversion Ratio shall be adjusted in the event that additional SPAC Class A Common Shares are issued in excess of the amounts offered in SPAC’s initial public offering of securities. As of and conditioned upon the Closing, the Sponsor and each Insider hereby irrevocably relinquishes and waives any and all rights the Sponsor or such Insider has or will have under Section 4.3(b)(ii) of the amended and restated certificate of incorporation.

5. Definitions. As used herein, (i) the terms “Affiliate” and “Associate” shall have the respective meanings set forth in Rule 12b-2 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or the rules or regulations promulgated thereunder, and shall include all persons or entities that at any time during the term of this Sponsor Agreement become Affiliates or Associates of any person or entity referred to in this Sponsor Agreement, (ii) “Business Combination” means a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination, involving the Company and one or more businesses, (iii) “transfer” shall mean the (a) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act and the rules and regulations of the SEC promulgated thereunder with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b); (iv) “Founders Shares” means 7,500,000 shares of SPAC’s Class B Common Shares; (v) “Private Placement Warrants” shall mean the 8,000,000 private placement warrants issued at $1.00 per warrant purchased by Sponsor in a private placement that occurred simultaneously with the closing of the initial public offering of SPAC; and (vi) “Sponsor Group” means Sponsor, the Insiders, and their controlled Affiliates and controlled Associates.

6. Power and Authority. The Sponsor and each Insider has full right and power, without violating any agreement to which it is bound (including, without limitation, any non-competition or non-solicitation agreement with any employer or former employer), to enter into this Sponsor Agreement.

7. Entire Agreement; Amendment, Modification, Waiver. This Sponsor Agreement and the other agreements referenced herein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This Sponsor Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by SPAC and the Company and the other parties charged with such change, amendment, modification or waiver, it being acknowledged and agreed that SPAC’s and the Company’s execution of such an instrument will not be required after any valid termination of the BCA and the SID.

8. Warrant Forfeiture. As of immediately prior to the Effective Time, but conditioned upon the Closing:

(a) Sponsor shall automatically surrender and forfeit to Parent for no consideration all Private Placement Warrants held by Sponsor (“Forfeited Securities”); and

(b) the Forfeited Securities shall be automatically and immediately be cancelled, after which such Forfeited Securities shall no longer be issued, outstanding, or excercisable.

9. Assignment. No party hereto may, except as set forth herein, assign either this Sponsor Agreement or any of its rights, interests, or obligations hereunder, other than in conjunction with a transfer of SPAC Shares or SPAC Private Warrants that is not in breach of law or contract, without the prior written consent of SPAC and the Company (except that, following any valid termination of the BCA and the SID, no consent from SPAC, the Company or Parent shall be required). Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Sponsor Agreement shall be binding on the Sponsor, each Insider, SPAC and their respective successors, heirs, personal representatives and assigns and permitted transferees.

10. No Third-Party Beneficiaries. Nothing in this Sponsor Agreement shall be construed to confer upon, or give to, any person or corporation other than the parties hereto any right, remedy or claim under or by reason of this Sponsor Agreement or of any covenant, condition, stipulation, promise or agreement hereof. All covenants, conditions, stipulations, promises and agreements contained in this Sponsor Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors, heirs, personal representatives and assigns and permitted transferees. Notwithstanding anything herein to the contrary, each of Sponsor, SPAC, and each Insider acknowledges and agrees that each of the Company and Parent is an express third-party beneficiary of this Sponsor Agreement and may directly enforce (including by action for specific performance, injunctive relief or other equitable relief) each of the provisions set forth in this Sponsor Agreement as though directly a party hereto.

11. Counterparts. This Sponsor Agreement may be executed in any number of original, electronic or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

12. Severability. This Sponsor Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Sponsor Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Sponsor Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

13. Governing Law. This Sponsor Agreement, and all claims or causes of action based upon, arising out of, or related to this Sponsor Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction. Any Action based upon, arising out of or related to this Sponsor Agreement or the transactions contemplated hereby shall be brought in the Court of Chancery of the State of Delaware, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Sponsor Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this paragraph. The prevailing party in any such Action (as determined by a court of competent jurisdiction) shall be entitled to be reimbursed by the non-prevailing party for its reasonable expenses, including reasonable attorneys’ fees, incurred with respect to such Action. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS SPONSOR AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

14. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email (receipt confirmed by a non-automated response) or by registered or certified mail or overnight carrier (postage prepaid, return receipt requested) to the respective Parties at the following addresses:

if to SPAC, Sponsor, or any Insider:		with copies (which shall not constitute notice) to:

IG Acquisition Corp.		Paul, Weiss, Rifkind, Wharton & Garrison LLP
251 Park Avenue South, 8th Floor		1285 Avenue of the Americas
New York, NY 10010		New York, NY 10019
Attention:	Christian Goode	Attention:	Adam M. Givertz
Email:	goode@ivorygaming.com		Ian M. Hazlett
		Email:	agivertz@paulweiss.com
ihazlett@paulweiss.com

if to the Company or Parent:		with copies (which shall not constitute notice) to:

Maple Grove Holdings Private Limited Company		DLA Piper Australia
48 Epsom Road		Level 22, No. 1 Martin Place
Zetland NSW 2107 Australia		Sydney NSW 2000, Australia
Attention:	Daniel Simic, Ash Kerr	Attention:	Elliott Cheung
Email:	Daniel.Simic@playup.com	Email:	Elliott.Cheung@dlapiper.com
Ashley.Kerr@playup.com
and

DLA Piper LLP (US)
200 South Biscayne Boulevard, Suite 2500
Miami, FL 33131
		Attention:	Joshua M. Samek, Esq.
		Email:	Joshua.Samek@us.dlapiper.com

15. Term. This Sponsor Agreement shall terminate immediately following the Standstill Period; provided, that paragraph 1 of this Sponsor Agreement shall terminate upon the consummation of the Business Combination. In the event of a valid termination of the BCA and the SID, this Sponsor Agreement shall be of no force and effect. No such termination or reversion shall relieve the Sponsor or SPAC from any liability resulting from a breach of this Sponsor Agreement occurring prior to such termination or reversion.

16. Representation and Warranties. The Sponsor and each Insider hereby represents and warrants (severally and not jointly as to itself, himself or herself only) to SPAC as follows (and as applicable): (i) the Sponsor is duly organized, validly existing and in good standing under the laws of the State of Delaware, and the execution, delivery and performance of this Sponsor Agreement and the consummation of the transactions contemplated hereby are within the Sponsor’s limited liability company powers and have been duly authorized by all necessary limited liability company actions on the part of the Sponsor; (ii) each Insider has full legal capacity, right and authority to execute and deliver this Sponsor Agreement and to perform his or her obligations hereunder; (iii) this Sponsor Agreement has been duly executed and delivered by such Person and, assuming due authorization, execution and delivery by the other parties to this Sponsor Agreement, this Sponsor Agreement constitutes a legally valid and binding obligation of such Person, enforceable against such Person in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies); (iv) the execution and delivery of this Sponsor Agreement by such Person does not, and the performance by such Person of his, her or its obligations hereunder will not, (A) with respect to the Sponsor, conflict with or result in a violation of its organizational documents, or (B) require any consent or approval that has not been given or other action that has not been taken by any third party (including under any contract binding upon such Person or such Person’s SPAC Shares or SPAC Private Warrants, as applicable), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such Person of his, her or its obligations under this Sponsor Agreement; (v) there are no Actions pending against such Person or, to the knowledge of such Person, threatened against such Person, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such Person of its, his or her obligations under this Sponsor Agreement; (vi) such Person has had the opportunity to read the BCA and the SID and this Sponsor Agreement and has had the opportunity to consult with its tax and legal advisors; (vii) such Person has not entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of such Person’s obligations hereunder; (viii) such Person has good title to all such SPAC Shares and SPAC Private Warrants, and there exist no Liens or any other limitation or restriction (including, without limitation, any restriction on the right to vote, sell or otherwise dispose of such SPAC Shares or SPAC Private Warrants (other than transfer restrictions under the Securities Act)) affecting any such SPAC Shares or SPAC Private Warrants, other than pursuant to (A) this Sponsor Agreement, (B) the SPAC Certificate of Incorporation, (C) the BCA or the SID, (D) the Registration Rights Agreement, dated as of September 30, 2020, by and among SPAC and certain security holders, or (E) any applicable securities laws; and (ix) the SPAC Shares identified on Schedule A are the only SPAC Shares owned of record or beneficially owned (within the meaning of Section 13(d) of the Exchange Act) by the Sponsor and the Insiders as of the date hereof, and none of such SPAC Shares is subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such SPAC Shares, except as provided in this Sponsor Agreement.

17. Certain Adjustments. If, and as often as, there are any changes in SPAC, the SPAC Shares or the SPAC Private Warrants by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or business combination, or by any other means, equitable adjustment shall be made to the provisions of this Sponsor Agreement as may be required so that the rights, privileges, duties and obligations hereunder shall continue with respect to SPAC, SPAC’s successor or the surviving entity of such transaction, the SPAC Shares and SPAC Private Warrants, each as so changed.

18. Each of the parties hereto agrees to execute and deliver hereafter any further document, agreement or instrument of assignment, transfer or conveyance as may be necessary or desirable to effectuate the purposes hereof and as may be reasonably requested in writing by another party hereto.

[Signature Page Follows]

Sincerely,

SPONSOR:

IG SPONSOR LLC

By:	/s/ Bradley Tusk
	Name:	Bradley Tusk
	Title:	Managing Member

INSIDERS:

/s/ Bradley Tusk
Bradley Tusk

/s/ Christian Goode
Christian Goode

[Signature Page to IG Sponsor Agreement]

Acknowledged and Agreed:

SPAC:

IG ACQUISITION CORP.

By:	/s/ Christian Goode
	Name:	Christian Goode
	Title:	Chief Executive Officer

[Signature Page to IG Sponsor Agreement]

Acknowledged and Agreed:

Executed by PLAYUP LIMITED ACN 612
529 307 in accordance with section 127 of the
Corporations Act 2001 (Cth):

/s/ Daniel Simic	/s/ Paul Jeronimo
Signature of director	Signature of director/company secretary

Daniel Simic	Paul Jeronimo
Name of director (print)	Name of director/company secretary (print)

[Signature Page to IG Sponsor Agreement]

Acknowledged and Agreed:

MAPLE GROVE HOLDINGS PLC

By:	/s/ Michael Garrard
	Name:	Michael Garrard
	Title:	Director

[Signature Page to IG Sponsor Agreement]

Schedule A

Sponsor and Insider Ownership of Securities

Insider	SPAC Class B Common Shares Beneficially Owned
Sponsor	7,500,000
Bradley Tusk	7,500,000
Christian Goode	0